Allied Capital Announces Managed Fund

Washington, DC — June 11, 2007 — Allied Capital Corporation (NYSE:ALD) announced today that A.C. Corporation, a wholly owned subsidiary of Allied Capital, will act as Manager to a fund that invests in senior debt opportunities. Callidus Capital Management, a portfolio company of Allied Capital, will act as Special Manager to the fund. A.C. Corporation will earn a management fee of up to 2% of the committed equity capital of the fund and will pay Callidus 25% of that management fee to compensate Callidus for its role as Special Manager. As Special Limited Partner, Allied Capital has committed $31.8 million to the fund and will earn an incentive allocation of 20% of the annual net income of the fund, subject to certain fund performance benchmarks.

The fund has completed a closing of $125 million in equity capital commitments. In connection with the fund’s formation, Allied Capital sold to an affiliate of the fund an initial portfolio of approximately $183 million of seasoned assets with a weighted average yield of 10.3%. Allied Capital may sell additional senior or unitranche loans to the fund or its affiliated entities as recommended by the Manager and Special Manager. As Manager, A.C. Corporation expects to leverage the fund’s current and future assets, with targeted future assets expected to reach approximately $1 billion.

About Allied CapitalAllied Capital Corporation is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has paid consistent or increasing regular, quarterly cash dividends annually to shareholders since 1963. Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At March 31, 2007, the Company’s private finance portfolio included investments in 144 companies in a variety of industries. These companies currently generate aggregate revenues of over $13 billion and employ more than 90,000 people. Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in its New York Stock Exchange-listed stock. Allied Capital invests in the American entrepreneurial economy by providing long-term capital and access to managerial resources often unavailable to middle market companies. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

About Callidus Capital Management
Callidus Capital Management is a specialized asset management company focused on managing portfolios of below investment grade corporate debt obligations including high yield bonds, broadly syndicated leveraged loans and middle market leveraged loans. Callidus uses its credit oriented culture to manage over $3 billion in assets over eight leveraged funds of collateralized debt and loan obligations (CDO and CLOs) or warehouses being built for such vehicles. Additionally, Callidus manages total return portfolios of corporate debt obligations, which include stressed/ distressed assets, and also provides collateral management services for other fund managers.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

This is not an offer to invest in the fund; any offers may be made only to qualified investors by means of confidential offering materials. Under no circumstances is the information in this press release to be used or considered as an offer to sell, or a solicitation of an offer to buy, any security.

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